NAME OF REGISTRANT

Franklin Templeton International Trust
File No. 811-06336

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on May 1 2013;


- Franklin India Growth Fund
- Templeton Foreign Smaller Companies Fund